Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

March 31, 2025

ClearSign Technologies Corporation

8023 East 63rd Place, Suite 101

Tulsa, Oklahoma 74133

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ClearSign Technologies Corporation, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 400,000 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).

For purposes of rendering this opinion, we have examined the Plan, the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, as amended or restated, the proceedings and other actions of the Company that provide for the issuance of the Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s board of directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and nonassessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares. This opinion is opining upon and is limited to the current federal laws of the United States and the General Corporation Law of the State of Delaware. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP